Exhibit 99.1

Press Release

RAND LOGISTICS PREVIEWS FISCAL YEAR 2017 FIRST QUARTER
FINANCIAL RESULTS

Quarter Highlights:
•	Operating income of $0.6 million, includes restructuring charges of $2.4 million and impairment charges on retired vessel of $1.9 million, versus $6.1 million last year
•	EBITDA, excluding restructuring charge, equaled $11.2 million versus $12.0 million last year
•	Marine freight and vessel margin per day increased 7.7% and 14.1%, respectively

Jersey City, NJ – August 16, 2016 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), a leading provider of bulk freight shipping services throughout the Great Lakes Region, today announced a preview of its financial results for the fiscal year 2017 first quarter, ended June 30, 2016.

Quarter Ended June 30, 2016 Versus Quarter Ended June 30, 2015 Financial Results Preview
•
Net income before a one-time restructuring and impairment charge on a retired vessel of $2.4 million and $1.9 million respectively was $1.3 million. This compares to net income of $2.6 million in the prior year period.

•
Freight and other related revenue generated from Company-operated vessels (which excludes fuel and other surcharges) decreased $5.9 million, or 15.0%, to $33.1 million compared to $39.0 million during the prior year period.

•	Primarily as a result of operating two fewer vessels in the quarter, total Sailing Days were 969 compared to 1,228 in the prior year period.
•	Delay Days decreased to 61 from 109. Delay Days as a percentage of total Sailing Days was 6.3% compared to 8.9% in the same period last year.
•	Freight and related revenue per Sailing Day increased $2,431, or 7.7%, to $34,164 compared to $31,733 during the prior year period.
•
Vessel operating expenses decreased $7.7 million, or 29.0%, to $18.8 million compared to $26.6 million during the prior year period. Vessel operating expenses per Sailing Day decreased $2,180, or 10.1%, to $19,445 from $21,625.

•	Vessel margin per day increased $1,787, or 14.1%, from $12,651 last year to $14,438 this year.
•	Operating income plus depreciation, amortization, restructuring and asset impairment was $11.2 million versus $12.0 million last year.

 Preliminary Financial Information

The information contained in this press release is based on preliminary results of operations for Rand's first quarter ended June 30, 2016.  Actual results for the quarter could differ materially from those stated or implied in this press release due to a number of factors.  We have not included any balance sheet information in this financial results preview as a result of certain covenant defaults that presently exist under the Company's credit facilities.  We are actively pursuing waivers and amendments to address such defaults pending which the Company is unable to finalize its balance sheet for the quarter ended June 30, 2016.  Such balance sheet will be filed with the Company's quarterly report for such period.

Rand Logistics Fiscal Year 2017 Q1 Financial Results
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Management Comments

“Our operating performance in our first quarter of fiscal 2017 reflected a choppy demand environment which led to the slow start of the sailing season,” commented Ed Levy, President and CEO of Rand. “Marine freight and vessel margin per day for the first fiscal quarter of 2017 increased by 7.7% and 14.1%, respectively versus the same quarter last year.  We sailed two less vessels this quarter compared to the same quarter last year, yet our pro forma EBITDA was comparable after adjusting for certain onetime items. This speaks to a more disciplined operating approach which is yielding an increase in the percentage of time that our vessels are operating in revenue loaded condition. We also continue to improve the operating reliability of our fleet. Specifically, vessel delays as a percent of total sailing days decreased from 8.9% in the quarter ended June 30, 2015 to 6.3% in our most recently completed quarter.”

Mr. Levy added, “We are encouraged by business conditions as we look out to the remainder of the 2016 sailing season for the primary commodities that we carry and are reaffirming our expectation to sail at least 3,405 days this fiscal year. We expect to reintroduce one of our two laid up bulk carriers in the next 30 days for the remainder of the sailing season.  In addition, since the beginning of the second quarter, we have been awarded new business that previously had not been factored into our fiscal year 2017 expectations.  At the present time, we have no plans to use third-party carriers to accommodate the needs of one of our largest customers this sailing season, which should improve margins. We also look forward to the continued contributions from our newest vessel after solid performance in its first full quarter of operation since being introduced.”

Mr. Levy concluded, “We are pleased with the progress that we are making in our process reengineering and cost savings initiatives. We are increasing our previously disclosed annual cost savings targets by $1 million, to $3 to $5 million of savings, which we hope to realize over the next 12 months. We are realizing savings in a number of areas including insurance, provisions, spare parts and general and administration expenses. Our cost savings program is part of our initiative to improve return on invested capital and reduce our debt outstanding.”

Conference Call

Management will host a conference call to discuss the results at 8:30 a.m. EDT on Tuesday, August 16, 2016. Interested parties may participate in the conference call by dialing 800-289-0517 (913-312-1520 for international callers), and using Conference ID# 7034615.  The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html. A presentation file related to the conference call will be posted to the same site.

A replay of the conference call will be available at www.randlogisticsinc.com/presentations.html and will be archived for 12 months.  A replay will also be available until September 16, 2016 by dialing 877-870-5176 (858-384-5517 for international callers), and using Conference ID# 7034615.

Non-GAAP Financial Measures/Financial Tables
This press release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables.

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Rand Logistics Fiscal Year 2017 Q1 Financial Results
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About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements which reflect management’s current views with respect to certain future events and Rand’s operations, performance and financial condition. Forward-looking statements are only as of the date of this press release. Forward-looking statements include, but are not limited to: Rand’s future operating or financial results; Rand’s anticipated plans, goals or objectives of our management for operations and services; Rand’s anticipated financial position and liquidity, including Rand's ability to remain in or regain compliance with debt covenants, growth opportunities and growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, investment and expenditure plans, investment results, strategic alternatives, business strategies, and other similar statements of expectations or objectives; and Rand’s outlook and financial and other guidance.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in certain of our markets; the weather conditions on the Great Lakes; our ability to maintain and replace our vessels as they age; changes in customer demand; changes in shipping regulations; fluctuations in currencies and interest rates; adequacy of capital resources, including the ability to obtain financing in the future; expectations of vessels’ useful lives and the estimated obligations, and the timing thereof, relating to vessel repair or maintenance work; expected capital spending or operating expenses, including dry-docking and insurance costs; the ability to comply with or regain compliance with applicable regulations and Rand’s debt covenants; changes in laws, regulations or tax rates, or the outcome of pending legislative or regulatory initiatives; and potential liability from pending or future litigation.

The risks included are not exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 16, 2016.

CONTACT:

Rand Logistics, Inc.

Annemarie Dobler, Corporate Communications Director
(212) 863-9429
apdobler@randlogisticsinc.com

― financial tables to follow ―

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Rand Logistics Fiscal Year 2017 Q1 Financial Results
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RAND LOGISTICS, INC.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended	Three months ended
	June 30, 2016	June 30, 2015
REVENUE
Freight and related revenue	$33,105	$38,968
Fuel and other surcharges	712	3,964
Outside voyage charter revenue	—	1,895
TOTAL REVENUE	33,817	44,827

EXPENSES
Outside voyage charter fees	—	1,841
Vessel operating expenses	18,842	26,556
Repairs and maintenance	985	840
General and administrative	3,875	3,300
Depreciation	5,298	4,707
Amortization of drydock costs	853	882
Amortization of intangibles	253	284
(Gain) Loss on foreign exchange, net	(1,123)	291
Restructuring charges	2,375	—
Impairment charges on asset held for sale	1,872	—
	33,230	38,701
OPERATING INCOME	587	6,126

OTHER (INCOME) AND EXPENSES
Interest expense	3,620	3,019
Interest income	(2)	(4)
	3,618	3,015

(LOSS) INCOME BEFORE INCOME TAXES	(3,031)	3,111
(BENEFIT FROM) PROVISION FOR INCOME TAXES
Deferred	(449)	180
	(449)	180
NET LOSS (INCOME) BEFORE PREFERRED STOCK DIVIDENDS	(2,582)	2,931
PREFERRED STOCK DIVIDENDS	386	321
NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(2,968)	$2,610

Net (loss) income per share basic	$(0.16)	$0.15
Net (loss) income per share diluted	(0.16)	0.14
Weighted average shares basic	18,320,051	17,900,621
Weighted average shares diluted	18,320,051	20,319,976

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Rand Logistics Fiscal Year 2017 Q1 Financial Results
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FX Impact Summary

RAND LOGISTICS, INC
Non-GAAP Financial Measures / Financial Tables	FY2017 - Q1
(U.S. Dollars 000's except for Shares and Per Share data)
	FY2017 Actual	FY2016 Actual	Increase/(Decrease)		FX Impact (Unfavorable) /Favorable	Constant Currency Increase/(Decrease) 1
			Change $	Change %	Change $	Change $	Change %

Average Fx Rate	0.776	0.813

Sailing Days	969	1,228	(259)	-21.1%

Financial Highlights (US$ '000s)
Freight and Related Revenue	$33,105	$38,968	$-5,863	-15.0%	$-893	$-4,970	-12.8%

Fuel and Other Surcharges	$712	$3,964	$-3,252	-82.0%	$-58	$-3,194	-80.6%

Total Revenue	$33,817	$44,827	$-11,010	-24.6%	$-951	$-10,059	-22.4%

Total Operation Expenses	$18,842	$26,556	$-7,714	-29.0%	$-541	$-7,173	-27.0%

Vessel Margin	$13,990	$15,536	$-1,546	-10.0%	$-383	$-1,163	-7.5%

General & Admin Expense	$3,875	$3,300	$575	17.4%	$-63	$638	19.3%

(Gain) Loss on foreign exchange	$-1,123	$291	$-1,414	-485.8%	$50	$-1,464	-502.9%

Adjusted EBITDA before Restructuring Charges	$10,115	$12,290	$-2,175	-17.7%	$-319	$-1,856	-15.1%

Per Day Statistics
Marine Freight Revenue/Day	$34,164	$31,733	$2,431	7.7%	$-922	$3,353	10.6%

Total Revenue/Day	$34,899	$36,504	$-1,605	-4.4%	$-981	$-624	-1.7%

Vessel Margin/Day	$14,438	$12,651	$1,787	14.1%	$-395	$2,182	17.2%

Non-GAAP Reconciliation (US$ '000s)

Vessel margin	$13,990	$15,536
Outside Charter net margin	$0	$54
General & Admin Expense	$3,875	$3,300
Adjusted EBITDA 3	$10,115	$12,290
(Gain) Loss on foreign exchange 2	$-1,123	$291
EBITDA before Restructuring Charge	$11,238	$11,999
Impairment Charges on Assets held for Sale	$1,872	$0
Resturcturing Charges 4	$2,375	$0
Depreciation, Amortization of Dry-dock & Intangibles	$6,404	$5,873
Operating Income	$587	$6,126

Note:
1. The constant currency information presented is calculated by translating current period results using prior period foreign currency exchange rates.

2. (Gain) Loss on foreign exchange during the three month period ended June 30, 2016 was primarily a non-cash (gain) loss on translation of approximately $39.9 million USD denominated debt incurred in March 2014 and carried on the balance sheet of the Canadian subsidiary.

3. Adjusted EBITDA is defined as operating income plus depreciation, amortization of drydock costs, amortization of intangibles, (gain) loss on foreign exchange, restructuring charges and impairment charges on retired vessel.

4. Retructuring charges includes $493, paid in the three month period ended June 30, 2016.

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